Exhibit 16(a)(23)(i) – Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1, No. 333-164981) and related Prospectus of ING Life Insurance and Annuity Company and to the incorporation by reference therein of our reports dated March 31, 2010 (except for Note 2, as to which the date is April 5, 2010), with respect to the consolidated financial statements and schedules of ING Life Insurance and Annuity Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 2009, filed with the Securities and Exchange Commission, included in Part I within the Prospectus.

/s/ Ernst & Young LLP

Atlanta, Georgia April 7, 2010